                                                                Exhibit 12
                                                                    to
                                                             Form 10-K for 1998

                              CINCINNATI BELL INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                              (Millions of Dollars)

                                                        1998         1997         1996          1995         1994
                                                        ----         ----         ----          ----         ----
Earnings
   (a)    Income (loss) from continuing
          operations before income taxes,
          extraordinary charges and cumulative
          effect of change in accounting principle      $ 126.1      $ 158.6      $ 153.2       $ (45.1)      $ 67.4
   (c)    Interest expense                                 24.2         30.1         27.9          45.4         40.1
   (d)    One-third of rental expense                       3.9          3.9          3.0           4.0          4.2
                                                     -----------  -----------   ----------   -----------  -----------
          Total Earnings (1)                            $ 154.2      $ 192.6      $ 184.1         $ 4.3      $ 111.7
                                                     -----------  -----------   ----------   -----------  -----------
                                                     -----------  -----------   ----------   -----------  -----------
Fixed Charges
   (a)    Interest expense                               $ 24.2       $ 30.1       $ 27.9        $ 45.4       $ 40.1
   (b)    One-third of rental expense                       3.9          3.9          3.0           4.0          4.2
                                                           ----         ----         ----          ----         ----
          Total Fixed Charges                            $ 28.1       $ 34.0       $ 30.9        $ 49.4       $ 44.3
                                                     -----------  -----------   ----------   -----------  -----------
                                                     -----------  -----------   ----------   -----------  -----------
Ratio of earnings to combined fixed charges                5.49         5.66         5.96             -         2.52

Coverage deficiency                                           -            -            -        $ 45.1            -

(1) Results for 1995 decreased by $131.6 million for a charge associated with business restructuring. Results for 1996 and 1997 include credits in the amount of $27.4 million and $21.0 million, respectively, for pension settlement gains recognized as part of the business restructuring. Results in 1998 reflect the dilutive effect of the Company's new wireless venture which resulted in a $27.3 million loss in 1998.